Exhibit 99.1

NEWS RELEASE
Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Fourth Quarter 2016 Results

and Provides Outlook for 2017

HIGHLIGHTS

•	Net sales in the fourth quarter were $1.8 billion, a 105.3% increase from the fourth quarter of 2015

•	Retail volume/mix increased 2.9% compared to the fourth quarter of 2015

•	TreeHouse recorded a goodwill and intangible asset impairment of $352 million, or $6.19 per share, primarily related to the Retail Flagstone reporting unit

•	Fourth quarter loss per fully diluted share was $4.96, compared to earnings of $0.85 in the fourth quarter of 2015

•	Fourth quarter adjusted earnings per fully diluted share was $1.14, compared to adjusted earnings of $1.08 in the fourth quarter of 2015

Oak Brook, IL, February 9, 2017 — TreeHouse Foods, Inc. (NYSE: THS) today reported fourth quarter GAAP loss per fully diluted share of $4.96 compared to earnings of $0.85 reported for the fourth quarter of last year. The Company reported adjusted earnings per fully diluted share1 in the fourth quarter of $1.14 compared to earnings of $1.08 for the fourth quarter of last year.

“Following a third quarter where we fell short on both internal and external expectations, we accomplished a great deal in the fourth quarter and are pleased with where we finished the year,” said Sam K. Reed, Chairman and Chief Executive Officer. “We delivered volume growth in the base business, with North American Retail Grocery volume/mix up 2.9% in the fourth quarter. Our integration of Private Brands is progressing well and according to our plan. In fact, Private Brands gross margin improved to its highest level since we closed the transaction last February.”

“In early 2017, the Company reorganized to a five division structure – Baked Goods, Beverages, Condiments, Meals and Snacks,” he continued. “We believe we will have established a solid foundation for future growth and stability and we remain committed to carrying out on our promise of transformation and delivering shareholder value. As we enter 2017, year two of this transformative journey, our long-term strategy, business plans, functional initiatives, and financial targets have been formulated to make good on these commitments.”

“The breadth and depth of our product offering in private label food and beverage is unparalleled in the industry, and that puts us in a unique position to serve our customers in ways that cannot be easily replicated by the competition,” Mr. Reed continued. “We remain dedicated to our private label enterprise as we support our customers’ corporate brand initiatives, while offering consumers the best balance of both quality and cost.”

[1]	Adjusted earnings per fully diluted share is a non-GAAP financial measure. See “Comparison of Adjusted Information to GAAP Information” below for the definition of adjusted earnings per fully diluted share, information concerning certain items affecting comparability, and a reconciliation of adjusted earnings per fully diluted share to earnings per fully diluted share, the most comparable GAAP financial measures.

The Company’s 2016 fourth quarter results included six items noted below that, in management’s judgment, affect the assessment of earnings. The first item was a $6.19 per share expense for impairment of goodwill and other intangible assets. The second item was a $0.17 per share expense for acquisition, integration, and related costs. The third item was a $0.14 per share expense for restructuring and facility consolidation costs. The fourth item was a $0.04 per share expense for foreign currency losses on the re-measurement of intercompany notes. The fifth item was a $0.18 per share gain for mark-to-market adjustments. The final item was a $0.26 per share gain reflecting the tax impact of the aforementioned adjusting items.

RECONCILIATION OF DILUTED (LOSS) EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)

Diluted (loss) earnings per share per GAAP	$(4.96)	$0.85	$(4.10)	$2.63

Impairment of goodwill & other intangible assets	6.19	—	6.30	—
Acquisition, integration, and related costs	0.17	0.15	1.06	0.27
Restructuring/facility consolidation costs	0.14	0.10	0.37	0.11
Foreign currency loss (gain) on re-measurement of intercompany notes	0.04	0.09	(0.05)	0.47
Mark-to-market adjustments	(0.18)	(0.01)	(0.25)	(0.01)
Product recall costs	—	—	0.28	—
Tax impact of adjusting items	(0.26)	(0.10)	(0.66)	(0.27)

Adjusted diluted EPS	$1.14	$1.08	$2.95	$3.20

Net sales for the fourth quarter totaled $1,776.7 million compared to $865.4 million last year, an increase of 105.3%, due to the inclusion of business from the acquisition of the private brands operations of ConAgra Foods, Inc. (“Private Brands”) and favorable volume/mix, primarily in the North American Retail Grocery segment, partially offset by lower pricing. Compared to the fourth quarter of last year, sales for the North American Retail Grocery segment increased 123.3%; sales for the Food Away From Home segment increased 69.5%; and sales for the Industrial and Export segment increased 22.8%.

Reported gross margins were 19.7% in the fourth quarter of 2016 compared to 21.0% in the fourth quarter of the prior year. The decrease in gross profit as a percent of net sales was due to unfavorable pricing primarily from competitive pressure, lower margin products from the Private Brands acquisition, which contributed 30 bps toward the decline, and an increase in variable incentive compensation, partially offset by generally lower input costs and operating efficiencies. Included in gross margins for the fourth quarter was the impact of $4.2 million of costs primarily related to restructuring activities compared to costs of $3.0 million for restructuring activities in the fourth quarter of 2015.

Selling and distribution expenses increased $65.8 million, or 139.8% in the fourth quarter of 2016 compared to 2015. This increase is primarily due to $69.2 million of incremental costs from the Private Brands business, higher variable incentive compensation, and additional investments in the sales force that were partially offset by favorable freight rates.

General and administrative expenses increased by $53.7 million, or 126.7%, in the fourth quarter of 2016 compared to 2015, of which $35.8 million pertains to incremental costs of the Private Brands business. Also contributing to the increase was approximately $3.1 million in higher variable incentive compensation accruals compared to the prior year period and an incremental increase of $3.2 million of acquisition and integration costs in the fourth quarter of 2016 compared to the prior year period. In 2015, the Company reduced variable incentive compensation accruals due to weaker than planned operating results. The remaining increase of $11.6 million was primarily due to infrastructure investments and additional costs due to the growth of the Company.

Amortization expense increased $14.1 million in the fourth quarter of 2016 compared to 2015, primarily due to the amortization of intangible assets from the Private Brands acquisition.

The Company recorded a non-cash charge of $352.2 million related to impairment of goodwill and other intangible assets primarily associated with the North American Retail Grocery – Flagstone (“Retail Flagstone”) reporting unit. In the Critical Accounting Policies section of our third quarter Form 10-Q filing, the Company provided an early warning disclosure stating that the Retail Flagstone reporting unit may not pass the first step of the goodwill impairment test. In two full years since acquisition, this business has experienced unforeseen challenges including, but not limited to, pricing declines from competitive pressure, unfavorable almond commodity costs, cashew supplier issues, and costs associated with the sunflower seed recall. These challenges led to lower than originally planned results in this unit in the past. Despite the impairment, the Company maintains its optimism about snacks as an attractive category for customers and consumers, given the healthy, on-the-go nature of snacks and the ability to have facings in both the perimeter and center of the grocery store. The snacks category remains an important part of TreeHouse’s strategy going forward, and the Company is confident that its new division structure, with its dedicated go-to-market teams, will restore this business to growth.

Other operating expense in the fourth quarter of 2016 was $4.4 million, compared to $1.3 million in 2015. The increase was due to higher costs associated with restructurings that were previously announced with respect to the Company’s closure of the City of Industry, California; Ayer, Massachusetts; Azusa, California; Ripon, Wisconsin; Delta, British Columbia, Canada facilities and the partial closure of the Battle Creek, Michigan facility.

Net interest expense increased $19.8 million in the fourth quarter of 2016 compared to 2015, due to higher debt levels from financing the Private Brands acquisition and higher interest rates.

The Company’s foreign currency impact was a $0.3 million loss for the fourth quarter of 2016, compared to a loss of $7.8 million in 2015, primarily due to fluctuations in currency exchange rates between the U.S. and Canadian dollar during the respective quarters.

Other income was $10.4 million for the fourth quarter of 2016, compared to expense of $0.3 million in 2015. The change was due to non-cash mark-to-market adjustments on derivative contracts, primarily interest rate swap agreements and foreign currency contracts.

Income tax expense of $16.5 million was recorded in the fourth quarter of 2016. The effective rate was (6.2%) compared to 35.1% in the prior year’s fourth quarter. The change in the rate year-over-year is primarily related to the impairment loss on goodwill and other intangible assets that are not deductible for tax purposes. Excluding the impact of the impairment, the fourth quarter tax rate would have been 32.4%. Our effective tax rate may change from period to period based on recurring and non-recurring factors including the jurisdictional mix of earnings, enacted tax legislation, state income taxes, settlement of tax audits, and the expiration of the statute of limitations in relation to unrecognized tax benefits.

Net loss for the fourth quarter of 2016 was $281.8 million, compared to net income of $37.3 million in the previous year. The reasons for this change are outlined in the individual line item discussion and analysis provided in the preceding paragraphs.

Adjusted EBITDAS was $210.3 million in the fourth quarter of 2016, a 74.9% increase compared to the same period in the prior year. The increase in adjusted EBITDAS this quarter was driven by the inclusion of operating income from the Private Brands acquisition and generally favorable commodity costs, partially offset by higher costs due to the growth of the Company, unfavorable pricing primarily from competitive pressure, and higher variable incentive compensation. Adjusted EBITDAS is a non-GAAP financial measure. See “Comparison of Adjusted Information to GAAP Information” below for the definition of adjusted EBITDAS and a reconciliation of adjusted EBITDAS to net income, the most comparable GAAP financial measure.

Fully diluted shares outstanding for the fourth quarter of 2016 increased to approximately 56.8 million shares compared to 43.8 million shares in the fourth quarter of 2015. The increase is primarily due to the impact of 13.3 million shares issued on January 26, 2016 in a public offering of the Company’s common stock, with the net proceeds of such offering used to partially fund the Private Brands acquisition.

SEGMENT RESULTS

North American Retail Grocery

Segment Metrics	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Net Sales	$1,493,424	$668,830	$5,092,930	$2,437,768
Direct Operating Income	213,183	106,607	655,940	348,827
Direct Operating Income Percent	14.3%	15.9%	12.9%	14.3%

Change In Net Sales From Prior Year

Volume/mix	2.9%		2.9%
Pricing	(1.8)		(1.1)
Acquisition	122.2		107.6
Foreign currency	—		(0.5)

Total change in net sales	123.3%		108.9%

North American Retail Grocery net sales for the fourth quarter of 2016 increased 123.3% to $1,493.4 million from $668.8 million during the same quarter of the previous year, driven by a 122.2% increase due to the Private Brands acquisition and favorable volume/mix, partially offset by lower pricing. Volume/mix increased 2.9% in the fourth quarter, as higher volume/mix in single serve beverages, carton soup, and dressings were partially offset by lower volume/mix in snacks, non-dairy creamer, pickles, canned soup, and hot cereals. Direct operating income2 margin in the fourth quarter decreased 160 basis points to 14.3% in 2016. This decrease is due to unfavorable pricing primarily from competitive pressures, higher variable incentive compensation, and lower margin Private Brands business (a 20 bps impact), partially offset by generally lower commodity costs and lower freight rates.

[2]	The key performance indicators of our segments are net sales dollars and direct operating income. Direct operating income is determined by deducting manufacturing costs from net sales and also deducting direct operating costs, such as freight to customers, commissions, and direct selling and marketing expenses. Indirect sales and administrative expenses, including restructuring charges and other corporate costs, are not allocated to the business segments as these costs are managed at the corporate level.

Food Away From Home

Segment Metrics	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Net Sales	$151,951	$89,634	$546,655	$370,360
Direct Operating Income	18,745	12,603	70,179	52,057
Direct Operating Income Percent	12.3%	14.1%	12.8%	14.1%

Change In Net Sales From Prior Year

Volume/mix	(3.5)%		(3.7)%
Pricing	(1.5)		(0.4)
Acquisition	74.5		52.0
Foreign currency	—		(0.3)

Total change in net sales	69.5%		47.6%

Food Away From Home net sales for the fourth quarter of 2016 increased 69.5% to $152.0 million from $89.6 million during the same quarter of the previous year, driven by a 74.5% increase due to the Private Brands acquisition, which was partially offset by declines in both volume/mix and pricing. Volume/mix had a 3.5% unfavorable impact, as increases in pickles and Mexican sauces were more than offset by declines in dressings and aseptic products. Direct operating income margin in the fourth quarter decreased 180 basis points to 12.3% in 2016, primarily due to the impact of lower margin products from the Private Brands acquisition (impact of 100 bps), select unfavorable input costs, and higher variable incentive compensation, which were partially offset by favorable freight rates.

Industrial and Export

Segment Metrics	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Net Sales	$131,378	$106,950	$545,425	$398,277
Direct Operating Income	16,105	20,293	66,429	72,020
Direct Operating Income Percent	12.3%	19.0%	12.2%	18.1%

Change In Net Sales From Prior Year

Volume/mix	(9.7)%		(7.9)%
Pricing	0.7		(0.4)
Acquisition	31.8		45.4
Foreign currency	—		(0.2)

Total change in net sales	22.8%		36.9%

Industrial and Export net sales for the fourth quarter of 2016 increased 22.8% to $131.4 million from $107.0 million during the same quarter of the prior year, primarily driven by a 31.8% increase from the Private Brands acquisition, partially offset by unfavorable volume/mix. Volume/mix declined 9.7% from prior year as most product categories showed a year-over-year decline, led by soup, non-dairy creamer, and pickles, primarily due to competitive pressure. Direct operating income margin in the fourth quarter decreased 670 basis points to 12.3% in 2016, primarily due to the impact of lower margin business from the Private Brands acquisition (impact of 530 basis points) and higher variable incentive compensation partially offset by favorable freight rates.

OUTLOOK

In 2017, the Company believes the overall food industry will continue to face volatility and overall top line growth for the industry will be relatively flat. However, TreeHouse will focus on growing the top line, improving margins based on our historical year-over-year goal of 100bps, continuing the integration of Private Brands, and realizing synergies.

TreeHouse net sales are expected to increase in 2017 to approximately $6.4-$6.6 billion, driven by an increase in volume and an additional month of sales from the Private Brands acquisition in 2017. The Company expects the Canadian exchange rate in 2017 to be approximately $0.76 for the year, relatively flat to 2016.

Gross margin is expected to be in a range of 19.5% to 20.5% due to favorable volume/mix, realized synergies from integrating the Private Brands Business, and facility restructurings, that are expected to be partially offset by an anticipated increase in commodity costs.

Selling, distribution, general and administrative, and amortization expenses, including the impact of stock based compensation, are expected to be in a range of 12.8%-13.5% as a percent of net sales, a decrease compared to 2016, as the Company continues to realize synergies. The Company expects to incur stock compensation expense of $46 to $47 million in 2017, an increase compared to 2016, primarily due to greater employee participation following the Private Brands Business acquisition and a shift in our annual grant date from second quarter to first quarter. Also, the Company plans to continue making investments in systems implementations to bring Private Brands onto the Company’s SAP platform and to exit the transition services agreement (“TSA”).

Net interest expense is expected to increase to $123 to $127 million as continued deleveraging will be offset by expected interest rate increases throughout 2017.

The effective tax rate is expected to rise to a range of 34%-35%.

TreeHouse provides guidance of $3.50 to $3.70 in earnings per fully diluted share in 2017. The Company also anticipates diluted weighted average shares outstanding will average in a range of 58 to 59 million shares for the year.

In regard to the first quarter of 2017, the Company expects earnings in the range of $0.60 to $0.70 per fully diluted share, compared to a reported GAAP loss of $0.06 and adjusted earnings of $0.48 per fully diluted share in the first quarter of 2016. The expected increase is due to an additional month of Private Brands results and realized synergies from the Private Brands acquisition and facility restructurings. The first quarter estimates are already considered in the 2017 guidance.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

We have included in this release measures of financial performance that are not defined by GAAP (“non-GAAP”). A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s Consolidated Balance Sheets, Consolidated Statements of

Operations, Consolidated Statements of Comprehensive Income, and the Consolidated Statements of Cash Flows. We believe these measures provide useful information to the users of the financial statements as we also have included these measures in other communications and publications.

For each of these non-GAAP financial measures, we provide a reconciliation between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why management believes the non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the non-GAAP measure. This non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These non-GAAP measures may be different from similar measures used by other companies.

Adjusted Earnings Per Fully Diluted Share, Adjusting for Certain Items Affecting Comparability

Adjusted earnings per fully diluted share (“Adjusted Diluted EPS”) reflects adjustments to GAAP earnings per fully diluted share to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Director’s measurement of the Company’s performance for incentive compensation purposes. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as acquisition, integration, and related costs, mark-to-market adjustments on derivative contracts, foreign currency exchange impact on the re-measurement of intercompany notes, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. The reconciliation of Adjusted Diluted EPS, excluding certain items affecting comparability, to the relevant GAAP measure of diluted EPS as presented in the Consolidated Statements of Operations, is presented above.

Adjusted Net Income and Adjusted EBITDAS, Adjusting for Certain Items Affecting Comparability

Adjusted net income represents GAAP net loss as reported in the Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the Adjusted Diluted EPS section above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Director’s measurement of the Company’s performance for incentive compensation purposes and is the basis of calculating the Adjusted Diluted EPS metric outlined above.

Adjusted EBITDAS represents adjusted net income before interest expense, interest income, income tax expense, depreciation and amortization expense, and non-cash stock-based compensation expense. Adjusted EBITDAS is a performance measure commonly used by management to assess operating performance, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance between periods.

A full reconciliation between the relevant GAAP measure of reported net loss for the three and twelve month periods ended December 31, 2016 and 2015 calculated according to GAAP and adjusted net income and adjusted EBITDAS is presented in the attached tables. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s fourth quarter earnings and its outlook for 2017 will be held at 8:30 a.m. (Eastern Time) today. The live audio webcast and a supporting slide deck will be available on the Company’s website at http://www.treehousefoods.com/investor-relations.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a manufacturer of packaged foods and beverages with more than 50 manufacturing facilities across the United States, Canada, and Italy that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture shelf stable, refrigerated, frozen and fresh products, including beverages and beverage enhancers (single serve beverages, coffees, teas, creamers, powdered beverages, and smoothies); meals (cereal, pasta, macaroni and cheese, and side dishes); retail bakery (refrigerated and frozen dough, cookies, and crackers); condiments (pourable and spoonable dressing, dips, pickles, soups, and sauces) and healthy snacks (nuts, trail mix, bars, dried fruits, and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic, and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available. The words “anticipate,” “believe,” “estimate,” “project,” “expect,” “intend,” “plan,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer consolidation; raw material and commodity costs; competition; integration of the Private Brands acquisition and our ability to continue to make acquisitions in accordance with our business strategy or effectively manage the growth from acquisitions; changes and developments affecting our industry, including customer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2015, and from time to time in our filings with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)

Net sales	$1,776,676	$865,414	$6,175,088	$3,206,405
Cost of sales	1,427,196	683,616	5,049,706	2,562,102

Gross profit	349,480	181,798	1,125,382	644,303
Operating expenses:
Selling and distribution	112,777	47,021	404,753	180,503
General and administrative	96,003	42,347	340,583	161,649
Amortization expense	28,920	14,826	109,872	60,598
Impairment of goodwill and other intangible assets	352,243	—	352,243	—
Other operating expense, net	4,439	1,313	14,723	1,817

Total operating expenses	594,382	105,507	1,222,174	404,567

Operating (loss) income	(244,902)	76,291	(96,792)	239,736
Other expense (income):
Interest expense	31,200	11,496	119,155	45,474
Interest income	(616)	(739)	(4,185)	(2,967)
Loss (gain) on foreign currency exchange	303	7,826	(5,645)	26,052
Other (income) expense, net	(10,423)	307	(10,754)	(87)

Total other expense	20,464	18,890	98,571	68,472

(Loss) income before income taxes	(265,366)	57,401	(195,363)	171,264
Income taxes	16,457	20,146	33,231	56,354

Net (loss) income	$(281,823)	$37,255	$(228,594)	$114,910

Weighted average common shares:
Basic	56,825	43,201	55,717	43,052
Diluted	56,825	43,844	55,717	43,709

Net (loss) earnings per common share:
Basic	$(4.96)	$0.86	$(4.10)	$2.67
Diluted	(4.96)	0.85	(4.10)	2.63

Supplemental Information:
Depreciation and Amortization	$80,105	$30,135	$288,238	$122,067
Stock-based compensation expense, before tax	7,076	7,374	29,860	22,877

The following table reconciles the Company’s net (loss) income to adjusted EBITDAS for the three and twelve months ended December 31, 2016 and 2015:

TREEHOUSE FOODS, INC.

RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED NET INCOME AND ADJUSTED EBITDAS

(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)

Net (loss) income per GAAP	$(281,823)	$37,255	$(228,594)	$114,910

Product recall costs (1)	252	—	15,596	—
Foreign currency loss (gain) on re-measurement of intercompany notes	2,189	3,777	(3,024)	20,627
Mark-to-market adjustments (3)	(10,226)	(244)	(14,087)	(622)
Acquisition, integration, and related costs (4)	9,515	6,694	60,101	11,685
Restructuring/facility consolidation costs (5)	8,118	4,333	21,019	4,837
Impairment of goodwill and other intangible assets (6)	352,243	—	352,243	—
Less: Tax impact of adjusting items	(14,822)	—	(36,993)	—

Adjusted net income	$65,446	$51,815	$166,261	$151,437
Interest expense	31,200	11,496	119,155	45,474
Interest income	(616)	(739)	(4,185)	(2,967)
Income taxes	16,457	20,146	33,231	56,354
Depreciation and amortization (7)	75,935	30,135	279,224	121,982
Stock-based compensation expense (8)	7,048	7,374	29,228	22,877
Add: Tax impact of adjusting items	14,822	—	36,993	—

Adjusted EBITDAS	$210,292	$120,227	$659,907	$395,157

	Location in Consolidated	Three Months Ended		Twelve Months Ended
	Statements of Operations	December 31,		December 31,
		2016	2015	2016	2015
		(unaudited)		(unaudited)

(1) Product recall costs	Net sales	$77	$—	$9,922	$—
	Cost of sales	175	—	5,674	—

(2) Foreign currency loss (gain) on re-measurement of intercompany notes	(Gain) loss on foreign currency exchange	2,189	3,777	(3,024)	20,627

(3) Mark-to-market adjustments	Other (income) expense, net	(10,226)	(244)	(14,087)	(622)

(4) Acquisition, integration, and related costs	General and administrative	9,489	6,278	51,530	10,500
	Cost of sales	—	—	8,416	699
	Other (income) expense, net	26	416	155	444
	Selling and distribution	—	—	—	42

(5) Restructuring/facility consolidation costs	Other operating expense, net	4,106	1,313	13,078	1,817
	Cost of sales	4,012	3,020	7,941	3,020

(6) Impairment of goodwill and other intangible assets	Impairment of goodwill and other intangible assets	352,243	—	352,243	—

(7) Depreciation and amortization included in restructuring/facility consolidation costs	Cost of sales	4,170	—	9,014	—
	General and administrative	—	—	—	85

(8) Stock-based compensation expense included in acquisition, integration, and related costs	General and administrative	28	—	632	—